UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

_________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):	June 30, 2011

MFA FINANCIAL, INC.
(Exact Name of Registrant as Specified in Charter)

Maryland	1-13991	13-3974868
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

350 Park Avenue, 21st Floor, New York, New York 10022
(Address of Principal Executive Office) (Zip Code)

Registrant’s Telephone Number, Including Area Code:	(212) 207-6400

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(e) Restated Employment Agreements for Certain Executive Officers

On June 30, 2011, MFA Financial, Inc. (the “Company”) executed amended and restated employment agreements (“Restated Agreements”) with William S. Gorin, the Company’s President, and Ronald A. Freydberg and Craig L. Knutson, the Company’s Executive Vice Presidents.  Messrs. Gorin, Freydberg and Knutson are collectively referred to as the “Executives.” The Restated Agreements supersede each Executive’s prior employment agreement and, except as described below, the material terms and conditions of the Restated Agreements are substantially similar to such prior agreements.

Fixed Employment Terms. The Restated Agreements have fixed terms running through December 31, 2014 (Mr. Gorin), December 31, 2012 (Mr. Freydberg) and December 31, 2013 (Mr. Knutson).

Annual Equity Award.  Subject to continued employment with the Company, Messrs. Gorin, Freydberg and Knutson will receive 37,500 phantom shares of common stock (“Phantom Shares”), 10,000 Phantom Shares and 25,000 Phantom Shares, respectively, on June 30, 2011 and each anniversary thereof through 2014. Two-thirds of the Phantom Shares vest over three years subject to certain performance measures, and one-third ratably vest over three years.  Messrs. Gorin, Freydberg and Knutson also received 150,000 dividend equivalent rights (“DERs”), 40,000 DERs and 100,000 DERs, respectively, on June 30, 2011. The DERS will be cancelled upon an Executive’s termination of employment or, on a one-for-one basis, when the Phantom Shares are settled or forfeited.  On June 30, 2011, the Company executed Phantom Share Award Agreements (performance and time-based vesting) and Dividend Equivalent Rights Agreements with each Executive.

Annual Performance-Based Bonus. The Executives are eligible for annual performance-based bonuses based on the Company’s return on average equity for the following years:  Each year of his employment term (Mr. Gorin); 2011 (Mr. Freydberg); and 2012 and 2013 (Mr. Knutson). The bonuses are drawn from predetermined pools, which may be adjusted by the Company’s Compensation Committee upward or downward by up to 30%.  Mr. Freydberg and Mr.  Knutson are also eligible for discretionary bonuses in 2012 and 2011, respectively.  These bonuses will be paid up to 40% in restricted common stock, as determined by the Company’s Compensation Committee, with the remainder paid in cash.

Elimination of Certain Change in Control Payment Triggers. An Executive will no longer receive severance payments following termination by the Company without cause within two months prior to, and resignation of the Executive for any reason within two and a half months after, a change in control of the Company.

Reduced Severance Payment Upon a Change in Control.  The Restated Agreements reduce severance payments upon a termination in connection with a change in control.  Under these circumstances, Messrs. Gorin and Knutson are entitled to payments equal to two times and one and a half times, respectively, the sum of (i) the Executive’s annual base salary and (ii) the average annual bonus received by such Executive over the three preceding years, and Mr. Freydberg is entitled only to accrued and unpaid salary and bonuses, vested deferred compensation and benefits.

Change in Termination Payments. The Restated Agreements change severance payments upon terminations without cause or resignations for good reason.  Under these circumstances, Messrs. Gorin and Knutson are entitled to (i) a payment equal to 75% of annual base salary plus the average annual performance bonus received over the three preceding years, (ii) health benefits for one year and (iii) immediate vesting of any previously granted equity-based annual bonus, and Mr. Freydberg is entitled only to immediate vesting of any previously granted equity-based annual bonus.  Each Executive is also entitled to accrued and unpaid salary and bonuses, vested deferred compensation and benefits. Upon termination for death or disability, an Executive (or his estate or beneficiaries) is entitled to health benefits for eighteen months, in addition to other payments that remain unchanged from the prior employment agreements.

Garden Leave. An Executive must provide 90 days notice prior to his resignation, and the Company must provide 90 days notice prior to any termination by the Company (except termination in connection with a change in control). During this period, the Executive will continue to receive salary and benefits, but will be ineligible to receive an annual bonus for any unfinished year.

Base Salary. Mr. Knutson’s minimum annual base salary was increased from $425,000 to $450,000.

Other Terms and Provisions. The Restated Agreements also contain customary confidentiality, non-solicitation and noncompetition covenants.

Copies of the Restated Agreements are attached hereto as Exhibits 10.1, 10.2 and 10.3, respectively, and the forms of Phantom Share Award Agreements and Dividend Equivalent Rights Agreements are attached as Exhibits 10.4, 10.5 and 10.6, respectively.   The descriptions above of these agreements are summaries only and are qualified in their entireties by reference to the applicable Exhibit, each of which are incorporated by reference into this Item 5.02.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits.

10.1	Amended and Restated Employment Agreement, dated June 30, 2011, by and between the Company and William S. Gorin.

10.2	Amended and Restated Employment Agreement, dated June 30, 2011, by and between the Company and Ronald A. Freydberg.

10.3	Amended and Restated Employment Agreement, dated June 30, 2011, by and between the Company and Craig L. Knutson.

10.4	Form of Phantom Share Award Agreement (Time-Based Vesting) relating to the Company’s Amended and Restated 2010 Equity Compensation Plan.

10.5	Form of Phantom Share Award Agreement (Performance-Based Vesting) relating to the Company’s Amended and Restated 2010 Equity Compensation Plan.

10.6	Form of Dividend Equivalent Right Award Agreement relating to the Company’s Amended and Restated 2010 Equity Compensation Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MFA FINANCIAL, INC.

By:	/s/ Stephen D. Yarad
Stephen D. Yarad
Chief Financial Officer

Date: July 7, 2011